Exhibit 10.14

AMBIT BIOSCIENCES CORPORATION

January 12, 2012

Faheem Hasnain

760 4th Street

Encinitas, CA 92024

RE: Amendment to Restated Board Compensation Agreement

Dear Faheem:

Reference is made to that certain Letter Agreement (the “Restated Board Compensation Agreement”), dated April 1, 2011, by and between you and Ambit Biosciences Corporation (“Ambit”). This letter agreement shall serve as an amendment to the Restated Board Compensation Agreement. Capitalized terms used but not defined in this letter agreement shall have the meanings set forth in the Restated Board Compensation Agreement.

By your execution of this letter agreement in the space provided below, you hereby acknowledge and agree that, notwithstanding anything to the contrary in the Restated Board Compensation Agreement, (a) the Retention Option referred to in Section 2(b)(i) of the Restated Board Compensation Agreement shall consist of an option to purchase 1,864,045 shares of Ambit’s common stock, which represents a number of shares of common stock equal to approximately 1.5% of the fully-diluted capitalization of Ambit as of the date of the Restated Board Compensation Agreement, and (b) you shall not receive the Bonus Option referred to in Section 2(b)(ii).

Except for the matters set forth in this letter agreement, all other terms of the Restated Board Compensation Agreement shall remain unchanged and in full force and effect.

If the foregoing correctly conforms to your understanding of the agreement between you and Ambit, please sign and date the enclosed copy of this letter agreement and return it to us.

Very truly yours,

AMBIT BIOSCIENCES, INC.

/s/ Alan Fuhrman
Alan Fuhrman
Chief Financial Officer

Accepted and agreed:

/s/ Faheem Hasnain
Faheem Hasnain

1